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                                                       EXHIBIT 7.2

                                        BLACK BEAR REALTY, LTD
7001 Center Street
Mentor, Ohio  44061-1020


                                        July 23, 1995


Jarratt Associates, Inc.
Fifth Floor
207 Third Avenue, North
Nashville, TN  37201

RE:  American Industrial Properties

Attn:  Chris Jarratt:

The undersigned agree as follows:

 Form new entity (probably limited liability company) to purchase up to 9.8 percent of the common stock of IND.

 RMO to loan up to $2,250,000.00 to this entity as a preferred investor. Proceeds will be used to purchase stock and cover any and all expenses of the entity. RMO to receive a 9% preferred return on amounts advanced to the entity prior to entity equity owners.

 Equity ownership of the entity 75% RMO, 25% JAI.

 JAI to receive an advisory fee equal to $10,000.00 per month plus expenses during the time that the entity owns 5% or more of the outstanding shares of IND.

/s/ Richard M. Osborne                            /s/ Christopher L. Jarratt
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Richard M. Osborne                                Christopher L. Jarratt


           8-9-95                                         7/27/95
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Date                                              Date